UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: September 11, 2025

(Date of earliest event reported)

VISTA GOLD CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

001-9025 (Commission File Number)	Not Applicable (IRS Employer Identification No.)

8310 S Valley Hwy, SuitE 300, Englewood, colorado 80112

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (720) 981-1185

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	VGZ	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01Other Events.

On September 11, 2025, Vista Gold Corp. (“Vista,” the “Company,” “we,” “us,” or “our”) received a summary technical report for the Mt Todd Gold Project (“Mt Todd Project”, “Mt Todd”, or the “Project’) in the Northern Territory, Australia. The report titled “S-K 1300 Technical Report Summary – Mt Todd Gold Project – 15 ktpd Feasibility Study – Northern Territory, Australia” with an effective date of July 29, 2025 and a filing date of September 11, 2025 (the “Mt Todd FS”), was prepared for the Company by GR Engineering Services Limited, Mining Plus, Tetra Tech, Tierra Group, Deepak Malhotra, Ph.D., SME RM, and WSP Australia Pty Limited, each of which or whom is a “qualified person” under Item 1300 of Regulation S-K under the U.S. Securities Exchange Act of 1934, as amended (“S-K 1300”). None of the qualified persons or any associates of the qualified persons employed in the preparation of this report have any beneficial interest in the Company or the Mt Todd Project and are not employed by the Company. The qualified persons are not insiders, associates, or affiliates of the Company. The results of the Mt Todd FS are not dependent upon any prior agreements concerning the conclusions to be reached, nor are there any undisclosed understandings concerning any future business dealings between the Company and the qualified persons. The qualified persons are being paid a fee for their work in accordance with normal professional consulting practices.

The following disclosure regarding the Company’s Mt Todd Gold Project is extracted or summarized from the Mt Todd FS and readers should consult the Mt Todd FS to obtain further particulars regarding Mt Todd, which is filed herewith as Exhibit 99.1. For a description of the key assumptions, parameters and methods used to estimate Mineral Resources and Mineral Reserves included in this Form 8-K, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Mt Todd FS.

References to USD or $ refer to United States dollars and AUD or A$ refer to Australian dollars, all in thousands, unless specified otherwise.

Glossary of Selected Mining Terms

“bedding” means the characteristic structure of sedimentary rock in which layers of different composition, grain size or arrangement are layered one on top of another in a sequence with oldest on the bottom and youngest at the top.

“comminution” means the process in which ore is broken into small fragments by crushing, grinding, and other processes.

“conglomerate” refers to clastic sedimentary rock that contains rounded particles that are greater than two millimeters in diameter. The space between the pebbles is generally filled with smaller particles and/or a chemical cement that binds the rock together.

“cut-off grade” means the grade (i.e., the concentration of metal or mineral in rock) that determines the destination of the material during mining. For purposes of establishing prospects of economic extraction, the cut-off grade is the grade that distinguishes material deemed to have no economic value from material deemed to have economic value.

“deposit” is an informal term for an accumulation of mineralized material.

“development stage issuer” is an issuer that is engaged in the preparation of mineral reserves for extraction on at least one material property.

“development stage property” is a property that has mineral reserves disclosed, pursuant to S-K 1300, but no material extraction.

“feasibility study” is a comprehensive technical and economic study of the selected development option for a mineral project that includes appropriately detailed assessments of realistically assumed mining, processing, metallurgical, economic, marketing, legal, environmental, social and governmental considerations together with any other relevant operational factors and detailed financial analysis that are necessary to demonstrate at the time of reporting that extraction is reasonably justified or economically viable. The results of a feasibility study may reasonably serve as the basis for a final decision by a proponent or financial institution to proceed with, or finance, the development of a project. The confidence level of a feasibility study is higher than that of a preliminary feasibility study, initial assessment, or scoping study.

“g Au/t” means grams of gold per tonne.

“geosyncline” means a major trough or downwarp of the Earth’s crust, in which great thicknesses of sedimentary and/or volcanic rocks have accumulated.

“indicated mineral resource” and “indicated resource” mean “indicated mineral resource” defined by S-K 1300 as that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an indicated mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource, an indicated mineral resource may be converted only to a probable mineral reserve.

“inferred mineral resource” and “inferred resource” mean “inferred mineral resource” defined by S-K 1300 as that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an inferred mineral resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of modifying factors in a manner useful for evaluation of economic viability, an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

“measured mineral resource” and “measured resource” mean “measured mineral resource” defined by S-K 1300 as that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a measured mineral resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured mineral resource has a higher level of confidence than the level of confidence of either an indicated mineral resource or an inferred mineral resource, a measured mineral resource may be converted to a proven mineral reserve or to a probable mineral reserve.

“ktpd” means thousands of tonnes per day.

“Mineral Reserve” is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

“Mineral Resource” is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

“ore” means material containing minerals in such quantity, grade and chemical composition that they can be economically extracted.

“ore sorting” means technology that separates “ore” and “waste” based on physical and/or chemical properties of the material being sorted.

“oxide” means mineralized rock in which some of the original minerals have been oxidized (i.e., combined with oxygen). Oxidation tends to make the rock more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

“oz” or “ounce” means troy ounce and is equivalent to 31.10348 grams.

“probable mineral reserves” under S-K 1300 is the economically mineable part of an indicated and, in some cases, a measured mineral resource.

“proven mineral reserves” under S-K 1300 is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

“qualified person” or “QP” as defined under S-K 1300 (as defined below) is an individual who is: (1) a mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and (2) an eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: (i) be either: (A) an organization recognized within the mining industry as a reputable professional association; or (B) a board authorized by U.S. federal, state or foreign statute to regulate professionals in the mining, geoscience or related field; (ii) admit eligible members primarily on the basis of their academic qualifications and experience; (iii) establish and require compliance with professional standards of competence and ethics; (iv) require or encourage continuing professional development; (v) have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and (vi) provide a public list of members in good standing.

“recovery” means that portion of the metal contained in the ore that is successfully extracted by processing and is expressed as a percentage.

“sampling” means selecting a fractional, but representative, part of a mineral deposit for analysis.

“strike” when used as a noun, means the direction, course or bearing of a vein or rock formation measured on a level surface and, when used as a verb, means to take such direction, course or bearing.

“sulfide” means a compound of sulfur and some other element. From a metallurgical perspective, sulfide rock is primary rock that has not been oxidized. Both ore and waste may contain sulfide minerals.

“tpa” means tonnes per annum.

“tpd” means tonnes per day.

“vein” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“waste” means rock lacking sufficient grade and/or other characteristics of ore.

Mt Todd Gold Project, Northern Territory, Australia

Summary Disclosure

The Company has one material mining property, being the Mt Todd Gold Project located in Northern Territory, Australia (“NT”). We hold Mt Todd through our wholly owned subsidiary Vista Gold Australia Pty. Ltd. (“Vista Gold Australia”).

Overview

The Mt Todd FS prioritizes an initial project scale designed to significantly reduce initial capital costs, development risk, and operating risks. Additionally, the Mt Todd FS prioritizes grade over tonnes. The cut-off grade was raised to 0.50 g Au/t, resulting in average plant feed grade of 1.04 g Au/t in years 1-15 and 0.97 g Au/t over a 30-year mine life. The metallurgical recovery is dependent to a small degree on mill feed grades. Expected gold recoveries range from 87-89% resulting in average annual gold production of approximately 153,000 ounces (years 1-15) and 146,000 ounces of the life of mine.

The Mt Todd FS contemplates contract mining and third-party power generation using experienced Australian contractors, contributing to capital cost savings and reducing operational risks. Staffing assumptions have also been adjusted to provide the Project with a highly experienced operating team with a balance of fly-in-fly-out and community-based employees. The Mt Todd FS does not evaluate future expansion, but the designs and layouts have allowed for this opportunity.

Processing will include primary gyratory, secondary cone, and third stage high-pressure grinding roll (“HPGR”) crushing followed by single-stage x-ray transmission (“XRT”) sorting and two stages of grinding (ball mill and vertical mill) to produce a final product size of P80 of 40 microns (“µm”). This final product of the comminution circuit will be leached in a hybrid carbon-in-leach (“CIL”) circuit followed by adsorption on activated carbon, stripping, electrowinning, and smelting to produce doré bars.

Tailings will be deposited in one of two tailings storage facilities (“TSF”). The existing tailings storage facility (“TSF 1”) has an approved expansion capacity for an additional approximately 90 million tonnes. Construction of the second facility is expected to commence in year 19. The Study contemplates concurrent reclamation of the waste rock dump and tailings storage facilities. The closure plan includes re-processing 13.4 million tonnes of heap leach pad ore material from previous operations and then placing that material in the second TSF (“TSF 2”). This is expected to generate approximately $88 million in pre-tax cash operating margin and has been treated as self-funding reclamation.

A water treatment facility is planned as part of the water management plan, with installation to take place during the initial Project development phase.

Project Location, Access, Ownership and Climate

Mt Todd is located 56 kilometers (“km”) by road northwest of Katherine, NT, Australia, and approximately 290 km by road southeast of Darwin, NT. Access to the property is via high quality, two lane paved roads from the Stuart Highway, the main arterial within the territory.

The following figure illustrates the location of Mt Todd:

DARWIN
Adelaide River
Hayes Creek
Stuart Highway
Pine Creek
MT TODD GOLD PROJECT
Katherine
Stuart Highway
Mataranka
N
0 10 20 30 40 50
Scale in Kilometers
Darwin
Map Area
Northern Territory
Western Australia
Queensland
AUSTRALIA
Perth
Adelaide
Sydney
Victoria

The Project area has a sub-tropical climate with a distinct wet season and dry season. The area receives most of its rainfall between the months of December and March. Temperatures are moderate, allowing for year-round mining operations. The topography is relatively flat. The tenements encompass a variety of habitats forming part of the northern Savannah woodland region, which is characterized by eucalypt woodland with tropical grass understories. Surface elevations are approximately 130-160 meters above sea level in the area of the previous and planned site and waste rock dumps.

Project Stage

The Project is a development stage property with proven and probable Mineral Reserves.

Feasibility Study Results

The Mt Todd FS evaluates a 15 ktpd project that optimizes payable gold, capital efficiency, operating costs, and net present value (“NPV”) at this scale.

The Mt Todd FS highlights include:

●	Estimated Proven and Probable Mineral Reserves of 5.2 million ounces of gold (172 million tonnes at 0.94 g Au/t) using a gold price of $1,800 per ounce for the Mineral Reserves estimate and a cut-off grade of 0.50 g Au/t(1)(2);
●	Initial capital of $425 million, a 59% reduction from the Company’s feasibility study issued in 2024 for a 50 ktpd case;
•	Capital Efficiency of $93 per ounce (initial capital : total ounces of gold produced)(3)
•	Benefit to Cost Ratio of 2.5 (NPV5% : initial capital)(3);
●	Average ore grade of 1.04 grams gold per tonne (“g Au/t”) over the first 15 years of operations and 0.97 g Au/t over a 30-year life of mine;
●	Average annual gold production of 153,000 ounces during years 1-15 and 146,000 over the life of mine;

●	All-in Sustaining Cost (“AISC”) of $1,449 per oz years 1-15 and $1,499 per oz years the life of mine(3); and
●	After-tax NPV5% of $1.1 billion and IRR of 27.8% at a gold price of $2,500.
(1)	Note to investors: Proven and Probable Mineral Reserves are estimated in accordance with S-K 1300
(2)	See “Item 1. Business – Cautionary Note to Investors Regarding Estimates of Measured, Indicated and Inferred Resources and Proven and Probable Mineral Reserves” in the Company’s annual report on Form 10-K, filed February 28, 2025, for additional information.
(3)	Capital efficiency, benefit to cost ratio, and AISC per ounce are non-U.S. GAAP financial measures; see Non-U.S. GAAP Financial Measures for additional disclosure.

Key statistics of the Mt Todd FS are presented in the table below:

	Years 1-15	Life of Mine (1)
Average Plant Feed Grade (g Au/t)	1.04	0.97
Average Annual Gold Production (koz)	153	146
Gold Production (koz)	2,298	4,387 (2)
Average Recovery (%)	88.6%	88.5%
Cash Costs ($/oz)(3)	$1,399	$1,413
AISC ($/oz)(3)	$1,449	$1,499
Strip Ratio (waste:ore)	4.15	3.98
Initial Capital ($ millions)		$425
After-tax NPV5% ($ millions)		$1,060
After-tax IRR		27.8%
After-tax Payback (years)		2.7

Note: Table economics presented using a gold price of $2,500/oz.

(1)	Life of mine refers to years 1-30.
(2)	Life of mine does not include 167 koz produced during reprocessing of the heap leach material in years 31-33.
(3)	Cash Costs per ounce and AISC per ounce are non-U.S. GAAP financial measure; see Non-U.S. GAAP Financial Measures for additional disclosure.

The following figure presents the Mt Todd FS annual after-tax cash flows using a gold price of $2,500/oz:

The Project is most sensitive to changes in the gold price. Sensitivity to operating and capital costs changes are closely matched with the Project being slightly more sensitive to operating costs changes as shown in the following figure.

After-Tax NPV5%
Sensitivity Analysis
Au Price
Capex
Opex
US$ million
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-15%
-10%
-5%
0%
5%
10%
15%
Sensitivity

The table below provides the sensitivity of IRR and NPV at various discount rates to changes in the gold price.

Gold Price Sensitivity	-15%	-10%	-5%	Base	5%	10%	15%
Gold Price	$2,125	$2,250	$2,375	$2,500	$2,625	$2,750	$2,875
IRR	18.8%	21.9%	25.0%	27.8%	30.7%	33.4%	36.1%
After-Tax NPV5%	$559	$724	$896	$1,060	$1,232	$1,403	$1,575
After-Tax NPV8%	$325	$440	$560	$674	$793	$913	$1,032
After-Tax NPV10%	$223	$316	$414	$506	$602	$699	$796

Capital expenditures for the Mt Todd FS initial and sustaining capital requirements include:

Capital Expenditures ($ Millions, except per ounce amounts)	Initial	Sustaining
	Capital	Capital (1)
Mining	$22	$33
Process Plant	145	46
Project Infrastructure	84	146
Site Establishment and Facilities	37	8
Management, Engineering and EPC Services	65	9
Preproduction Costs and Capital Spares	47	—
Reclamation	—	109
Sub-total: Capital Expenditures	$400	$351
Heap Leach Pad, Reclamation and Closure	—	50
Engineering Growth and Contingency (6 -10% by area)	25	41
Capital Expenditures	$425	$442

Capital Efficiency (2)	$93	$97

Note: Amounts may not add to total due to rounding.

(1)	Sustaining capital is inclusive of reclamation and closure costs but excludes an estimated $88 million of pre-tax cash operating margin consider as self-funding reclamation associated with reprocessing heap leach pad ore material.

(2)	Capital efficiency is a non-U.S. GAAP financial measure; see Non-U.S. GAAP Financial Measures for additional disclosure.

The following table presents the Mt Todd FS operating costs on per ore tonne processed and per ounce produced bases.

Operating Cost	Years 1-15		Life of Mine Cost (Years 1-30)
	Per ore tonne		Per ore tonne
	processed	Per ounce	processed	Per ounce
Mining	$18.49	$623	$16.55	$597
Processing	17.70	597	17.62	635
Site General and Administrative	2.09	70	2.09	75
Jawoyn Royalties(1)	2.22	75	2.08	75
Wheaton Royalty(1)	0.84	28	0.73	26
Refining Costs	0.15	5	0.14	5
Cash Costs(2)	$41.49	$1,399	$39.20	$1,413

Note: Table may not add to total due to rounding

(1)	Royalties are based on the contractual terms as described below.
(2)	Cash Costs is a non-U.S. GAAP financial measure; see Non-U.S. GAAP Financial Measures for additional disclosure.

In November 2020, we modified our agreement with the Jawoyn Association Aboriginal Corporation (“Jawoyn Association”). The modified agreement provides the Jawoyn Association with a gross proceeds royalty (“GPR”) ranging between 0.125% and 2.0%, depending on prevailing gold prices and foreign exchange rates, instead of its previous right to become a 10% participating joint venture partner in Mt Todd. The modified agreement did not affect the previously agreed 1.0% GPR. The combined royalties (“Jawoyn Royalty”) range is now from 1.125% to 3.0%. Based on a gold price of $2,500 and the AUD/USD foreign exchange rates used in for the Mt Todd FS economic analysis, the Jawoyn Royalty was assumed to be 3.0%.

In December 2023, Vista entered into a royalty agreement with Wheaton Precious Metals (Cayman) Co., an affiliate of Wheaton Precious Metals Corp., in relation to Mt Todd (the “Royalty Agreement”). Pursuant to the terms of the Royalty Agreement, Vista granted Wheaton a royalty in the amount of 1% of gross revenue from the sale or disposition of minerals from the Project, subject to adjustments in certain circumstances (the “Wheaton Royalty”. Based on the timing to achieve the Royalty Agreement’s defined completion test, the Wheaton Royalty was assumed to be 1.13% for purposes of the Mt Todd FS economic analysis.

The production schedule contemplates 158.6 million tonnes of ore from the Batman deposit containing an estimated 4.96 million ounces of gold at an average grade of 0.97 g Au/t to be processed over a 30-year life of mine. As part of the closure plan, 13.4 million tonnes of heap leach pad material from previous operations containing an estimated 0.23 million ounces of gold will be reprocessed and then placed in TSF 2. Cashflow from this closure activity provides a form of self-funding reclamation. Total gold to be produced is expected to be 4.55 million ounces. Average annual gold production over the life of mine is expected to be 146,000 ounces, which includes an average of 153,000 ounces per year during the first 15 years.

The following table summarizes the production schedule for the 30-year life of mine and the subsequent reprocessing of gold Mineral Reserves from the heap leach pad.

Years	ROM Ore Mined (kt)	Waste Mined (kt)	Ore Processed (kt)	Processed Grade (g Au/t)	Contained Ounces (koz)	Gold Produced (koz)	Recovery (%)
1	6,731	22,726	2,934	1.19	112	100	89.0%
2	8,214	23,785	5,309	1.19	204	181	89.0%
3	7,675	24,325	5,325	1.19	203	181	88.9%
4	7,975	24,024	5,325	1.20	205	182	89.0%
5	4,993	27,095	5,340	0.99	171	151	88.4%
6	5,085	26,915	5,325	0.99	170	150	88.4%
7	4,979	27,020	5,325	0.99	169	150	88.4%
8	7,349	24,651	5,325	0.99	170	150	88.4%
9	6,420	25,667	5,340	0.99	170	150	88.4%
10	7,186	24,814	5,325	1.00	171	151	88.4%
11	5,557	26,442	5,325	0.99	170	150	88.4%
12	4,740	27,260	5,325	0.99	170	150	88.4%
13	5,872	26,215	5,340	1.00	172	152	88.4%
14	4,276	27,724	5,325	0.99	169	150	88.4%
15	5,796	26,204	5,325	1.00	171	151	88.4%
16-20	22,518	137,507	26,640	0.92	786	693	88.3%
21-25	25,203	102,927	26,654	0.83	715	629	88.0%
26-30	18,054	6,193	26,640	0.98	841	747	88.8%
31	—	—	1,178	0.58	22	19	87.3%
Life of Mine(1)	158,623	631,493	158,623	0.97	4,959	4,387	88.5%

31-33(2)	—	—	13,352	0.54	232	167	72.0%

Note: Table may not add to total due to rounding

(1)	Life of mine includes all run of mine ore from the Batman deposit, including the final tonnes of ore from the Batman deposit that are scheduled for processing in Year 31.
(2)	Years 31-33 reflects the reprocessing of heap leap pad material that results in a form of self-funding reclamation.

Mineral Resources and Mineral Reserves Estimates

The Mineral Resources and Mineral Reserves reported in this section were prepared in accordance with both S-K 1300 standards and Canadian Institute of Mining Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves. The table below presents the estimated Mineral Resources for the Batman and the Quigleys deposits, excluding the Heap Leach Pad due to the entirety of the Heap Leach Pad Mineral Resource being converted to Mineral Reserves, therefore, a Mineral Resource exclusive of Mineral Reserves is not reported.

Mt Todd Gold Project – Summary of Gold Mineral Resources (Exclusive of Gold Mineral Reserves)

Based on $1,950/oz Gold Price

	Batman Deposit			Heap Leach Pad			Quigleys Deposit			Total
			Contained			Contained			Contained			Contained
	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces
	(000s)	(g Au/t)	(000s)	(000s)	(g Au/t)	(000s)	(000s)	(g Au/t)	(000s)	(000s)	(g Au/t)	(000s)
Measured	47,143	0.61	930	—	—	—	3,702	1.13	134	50,845	0.65	1,064
Indicated	110,644	0.72	2,568	—	—	—	6,965	1.34	299	117,609	0.76	2,867
Measured & Indicated	157,787	0.69	3,498	—	—	—	10,667	1.26	433	168,454	0.73	3,931

Inferred	54,338	0.78	1,369	—	—	—	2,761	0.71	63	57,099	0.78	1,433

Notes:

●	Mineral Resources are reported exclusive of Mineral Reserves.

●	Batman and Quigleys Mineral Resources are quoted at a 0.4 g Au/t cut-off grade. Heap Leach Pad Mineral Resources were fully converted to Mineral Reserves.
●	The Point of Reference for the Batman and Quigleys Mineral Resources estimates is in-situ at the property. The Point of Reference for the Heap Leach Pad Mineral Resources estimates is the physical Heap Leach Pad at the property.
●	Batman and Quigleys Mineral Resources are constrained within a $1,950/oz gold pit shell. Pit parameters: Mining Cost $3.00/tonne mined, Processing Cost $17.50/tonne processed, General and Administrative Cost $1.50/tonne processed, Au Recovery 89.7%.
●	Kira Johnson MMSA of Tetra Tech is the QP responsible for the Statement of Mineral Resources for the Batman deposit, Quigleys deposit and Heap Leach Pad.
●	The effective date of the Batman, Quigleys and Heap Leach Pad Mineral Resources estimates is July 25, 2025.
●	Mineral Resources that are not Mineral Reserves have no demonstrated economic viability and do not meet all relevant modifying factors.
●	Differences in the table due to rounding are not considered material.
●	The Mineral Resources were estimated in accordance with S-K 1300.
●	“–“ indicates no reported value.

The total Measured and Indicated Mineral Resources (exclusive of Mineral Reserves) was 895,000 contained ounces of gold at an average grade of 1.49 (g Au/t) and an Inferred Mineral Resource of 1,608,000 contained ounces of gold at an average grade of 0.77 (g Au/t) as at December 31, 2024 under the previous technical report summary entitled “S-K 1300 Technical Report Summary - Mt Todd Gold Project - 50,000 tpd Feasibility Study – Northern Territory, Australia” with an effective date of March 12, 2024 and an issue date of March 14, 2024 (“2024 Mt Todd FS”).  This compares to a total Measured and Indicated Mineral Resources under the 2025 Mt Todd FS of 3,931,000 contained ounces of gold at an average grade of 0.73 (g Au/t) and an Inferred Mineral Resource of 1,433,000 contained ounces of gold at an average grade of 0.78 (g Au/t). This represents an increase of approximately 439% in Measured and Indicated Mineral Resources and a decrease of approximately 11% in Inferred Mineral Resources.  The increase in Measured and Indicated Mineral Resources is due primarily to the change in the mining strategy where a raised cut-off grade of 0.50 g Au/t was implemented to select the higher-grade, most-profitable gold ounces to be part of the Mineral Reserves. Another contributor is additional drilling from 2020 to 2024 which was included in the Mineral Resource update for the Batman deposit, allowing a recategorization of the gold ounces resulting in an upgrade of Inferred Mineral Resources to the Indicated category, resulting in a decrease in the overall of the Inferred Mineral Resources at Batman deposit. Finally, a reinterpretation of the Quigleys deposit resulted in an updated Mineral Resource estimation with a recategorization of a portion of the Inferred Mineral Resources to the Indicated category.

The table below presents the estimated Mineral Reserves for the Project.

Mt Todd Gold Project – Summary of Gold Mineral Reserves Based on 15 ktpd, 0.50 g Au/t cut-off and $1,800/oz Gold Price Pit Design

	Batman Deposit			Heap Leach Pad			Total
			Contained			Contained			Contained
	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces	Tonnes	Grade	Ounces
	(000s)	(g Au/t)	(000s)	(000s)	(g Au/t)	(000s)	(000s)	(g Au/t)	(000s)
Proven	77,359	0.95	2,371	—	—	—	77,359	0.95	2,371
Probable	81,263	0.99	2,588	13,352	0.54	232	94,615	0.93	2,820
Proven & Probable	158,623	0.97	4,959	13,352	0.54	232	171,975	0.94	5,190

The Mt Todd FS economic analysis was conducted only on Proven and Probable Mineral Reserves.

Notes:

●	The Mineral Reserves point of reference is the point where material is fed into the processing plant.
●	Batman deposit Mineral Reserves are reported using a 0.50 g Au/t cutoff grade and $1,800 per ounce gold price.
●	Colin McVie and Peter Lock of Mining Plus are the QP's responsible for the Statement of Mineral Reserves for Batman deposit Proven and Probable Mineral Reserves.
●	Because all the Heap Leach Pad Mineral Reserves are to be fed through the processing plant, these Mineral Reserves are reported without a cutoff grade applied.
●	Deepak Malhotra is the QP responsible for reporting the Heap-Leach Pad Mineral Reserves.
●	The effective date of the Batman and Heap Leach Pad Mineral Reserves estimates is July 25, 2025.
●	Differences in the table due to rounding are not considered material.
●	The Mineral Reserves were estimated in accordance with S-K 1300.

Cautionary note to investors: Proven and Probable Mineral Reserves are estimated in accordance with S-K 1300. A number of risk factors may adversely affect estimated Mineral Reserves and Mineral Resources, any of which may result in a reduction or elimination of reported Mineral Reserves and Mineral Resources. See Item 1A. Risk Factors in the Company’s annual report on Form 10-K, filed February 28, 2025 for additional information.

The total proven and probable Mineral Reserves as at December 31, 2024 under the 2024 Mt Todd FS was 6,979,000 contained ounces of gold at an average grade of 0.77 (g Au/t). This compares to total proven and probable reserves under the Mt Todd FS of 5,190,000 contained ounces at an average grade of 0.94 (g Au/t). The represents a decrease of approximately 25.6%. The decrease in Mineral Reserves was due primarily to the change in the mining strategy where a raised cut-off grade of 0.50 g Au/t was implemented to select the higher-grade, most-profitable gold ounces to be included in the pit design for Mineral Reserve estimation.

Property Holdings

In 2006, through an agreement with Pegasus Gold Australia Pty. Ltd. (“Pegasus”), the NT Government, and the Jawoyn Association, we acquired the concession rights and access to Mt Todd. Also in 2006, through an agreement with the NT Government, we established the rights and obligations of Vista and the NT Government with respect to Mt Todd site care and maintenance and potential future development. The latter agreement was extended in 2017 through the end of 2023 and further extended in 2023 through December 31, 2029, with the option for an additional three-year extension.

A map showing the location of the MLs and ELs is set out below.

160000E
170000E
180000E
190000E
200000E
210000E
8480000N
8470000N
8460000N
8450000N
8440000N
8430000N
8420000N
Cullen Australis Trend
EL29886
(59,456 Hectares)
NORTH
0 2 4 6 8
10 km
EL29882
(55,552 Hectares)
Batman-Driffield Trend
ML31525
(155 Hectares)
Batman
Quigleys
MLN1070
(3,982 Hectares)
MLN1071
(1,327 Hectares)
MLN1127
(80 Hectares)
EL30898
(18,670 Hectares)
Mining Leases
Exploration Licenses

A table listing the MLs and ELs and the provisions of each tenement is set out below. All estimated Mineral Resources, and Mineral Reserves are located within the boundaries of the MLs, with the majority of estimated Mineral Resources and Mineral Reserves contained in the Batman deposit.

The Batman and Quigleys deposits are located within the MLs. Should a deposit be discovered on the ELs, that portion of the related EL would need to be converted to an ML before mining operations could start.

Mt Todd Tenements of Vista Gold Australia

					Estimated Holding
					Requirements
					Annual Rent &	Annual Work	Annual
	Surface	Location			Admin Fees	Requirement	Expenditure/
	Area	Description	Location Date/		(thousands	(thousands	Technical
Mineral Leases	(Km2)	(UTM)	Grant Date	Renewal Date	of A$)	of A$)	Reports Due
MLN 1070	39.8	Mining License Block	March 5, 1993	March 4, 2043	100 (due March 4)	N/A	May 4
MLN 1071	13.3	centered at	March 5, 1993	March 4, 2043	34 (due March 4)	N/A	May 4
MLN 1127	0.8	approximately	March 5, 1993	March 4, 2043	2 (due March 4)	N/A	May 4
MLN 31525	1.6	188555E, 8435665N	September 4, 2017	September 3, 2042	4 (due September 3)	N/A	May 4
Subtotal	55.4				140	-

					Estimated Holding
					Requirements
					Annual Rent &	Annual Work	Annual
	Surface	Location			Admin Fees	Requirement	Expenditure/
	Area	Description	Location Date/		(thousands	(thousands	Technical
Exploration Licenses	(Km2)	(UTM)	Grant Date	Renewal Date	of A$)	of A$)	Reports Due
EL29882	555.5	Centered at approximately 189100E, 8452000N	September 16, 2013	September 15, 2025	45 (due September 15)	107	May 14
EL29886	594.6	Centered at approximately 200300E, 8452000N	September 16, 2013	September 15, 2025	50 (due September 15)	137	May 14
EL30898	186.7	Centered at approximately 176100E, 8428700N	May 3, 2016	May 2, 2026	15 (due May 2)	15	May 14
Subtotal	1,336.8				110	259

Totals A$					250	259

The surface land of the contiguous MLs and ELs is freehold land owned by the Jawoyn Association. Because the Jawoyn Association has title to the land, such land is not part of the lands classified by the government as Indigenous lands, and as a result such lands are not subject to an Indigenous land use agreement. Vista has a private agreement with the Jawoyn Association for access to the land.

Annually, we are required to submit an MMP (now called a Deemed Environmental (Mining) License) (“DEML”) for care and maintenance that details work to be done on the property. We received our operational MMP (also now a DEML) in June 2021 based on the parameters of the 50 ktpd 2020 Mt Todd prefeasibility study. This authorization is the operating permit that sets out how the mine operating strategy will be implemented throughout the mine life in compliance with the approved Environmental Impact Statement (“EIS”) and Environmental Protection and Biodiversity Conservation Act 1999 (“EPBC”) requirements. Modifications to align existing approvals with the parameters of the 50 ktpd 2024 Mt Todd FS and the Mt Todd FS have been initiated.

Infrastructure

Because Mt Todd was an operating mine, certain infrastructure exists that was contemplated for future use in preparing the Mt Todd FS and resulted in reduced initial capital expenditures in developing the economic analysis.

Existing infrastructure includes:

●	TSF 1, with expansion capacity for approximately 90 million tonnes of additional material;

●	a heap leach pad with approximately 13.4 million tonnes of Mineral Reserves to be reprocessed at the end of the mine life as a form of self-funding reclamation;
●	initial stage of a waste rock dump;
●	a freshwater reservoir with sufficient storage capacity to meet the Mt Todd FS raw water requirements;
●	a natural gas pipeline spur to site that can supply sufficient natural gas to meet the Project’s primary energy requirements;
●	a paved road to site;
●	current electrical connection to the NT electric grid; and
●	miscellaneous other buildings and equipment that may be re-purposed.

In addition, we expect reduced earthworks costs to be incurred due to the process plant location being in the same general area as the previous process plant, which was cleared and graded at the time of original construction.

Other non-owned regional infrastructure that Vista expects to benefit Mt Todd include:

●	the Stuart Highway, the main north/south highway in the NT, is less than 10 km from the Project;
●	a rail line parallel to the Stuart Highway;
●	a natural gas transmission pipeline also parallel to the Stuart Highway;
●	the regional center of Katherine, with a population of approximately 14,000, is located 56 km from the Project site and provides access to various local commercial resources, short-term accommodations, schools and a satellite university, and the Tindal Airport; and
●	the NT capital of Darwin is located approximately 290 km by road from the Project and provides access to a broad range of commercial resources, the deepwater Port of Darwin, the Darwin International Airport, and other resources common to a small-medium urban center.

Planned infrastructure for the site includes the following:

●	mine infrastructure will be supplied and installed by a mining contractor and includes – workshop and warehouse, maintenance support facilities, contractor laydown and storage yards, fuel and lubricant farm, explosives storage and facilities, water cart filling point, mine administration and personnel facilities, information and communication systems;
●	expansion of the existing waste rock dump;
●	waste rock water dam;
●	250-person accommodation camp with all facilities;
●	a water treatment plant;
●	pit dewatering system;
●	communications system;
●	gatehouse;
●	emergency services building;
●	process plant and administration building;
●	process plant workshop and stores building with offices;
●	reagents storage facility;
●	process plant control rooms;
●	sample preparation and laboratory;
●	solid and liquid waste disposal facilities; and
●	expansion of the existing tailings storage facility and additional of a second tailings storage facility.

Geological Setting, Mineralization, and Deposit Type

The Project is situated within the southeastern portion of the Early Proterozoic Pine Creek Geosyncline. Meta-sediments, granitoids, basic intrusives, acidic and intermediate volcanic rocks occur within this geological province.

Within the Mt Todd region, the oldest outcropping rocks are assigned to the Burrell Creek Formation. These rocks consist primarily of interbedded greywackes, siltstones, and shales of turbidite affinity, which are interspersed with minor volcanics. The sedimentary sequence incorporates slump structures, flute casts and graded beds, as well as occasional crossbedding. The Burrell Creek Formation is overlain by interbedded greywackes, mudstones, tuffs, minor conglomerates, mafic to intermediate volcanics and banded ironstone of the Tollis Formation. The Burrell Creek Formation and Tollis Formation comprise the Finniss River Group. The Finniss River Group strata have been folded about northerly trending F1 fold axes, which are folds in bedding. The folds are closed to open style and have moderately westerly dipping axial planes with some sections being overturned. A later north-south compression event resulted in east-west trending open style upright D2 folds, which is associated with the second deformation event in the area. The Finniss River Group has been regionally metamorphosed to lower green schist facies.

Late and Post Orogenic granitoid intrusion of the Cullen Batholith occurred from 1,789 Ma to 1,730 Ma and brought about local contact metamorphism to hornblende hornfels facies. Unconformably overlying the Burrell Creek Formation are sandstones, shales and tuffaceous sediments of the Phillips Creek sandstone, with acidic and minor basic volcanics of the Plum Tree Creek Volcanics. Both these units form part of the Edith River Group and occur to the south of the Project area.

The geology of the Batman deposit consists of a sequence of hornfelsed interbedded greywackes, and shales with minor thin beds of felsic tuff. Bedding is striking consistently at 325°, dipping at 40° to 60° to the southwest. Minor lamprophyre dykes trending north-south pinch and swell, cross cutting the bedding.

Bedding parallel shears are present in some of the shale horizons. These bedding shears are identified by quartz/calcite sulfidic breccias. Pyrite, pyrrhotite, chalcopyrite, galena and sphalerite are the main primary sulfides associated with the bedding parallel shears.

East-west trending faults and joint sets crosscut bedding. Only minor movement has been observed on these faults. Calcite veining is sometimes associated with these faults. These structures appear to be post mineralization.

Northerly trending quartz sulfide veins and joints striking at 0° to 20°, dipping to the east at 60° are the major location for mineralization in the Batman deposit. The veins are 1 millimeter (“mm”) to 100 mm in thickness, with an average thickness of around 8 mm to 10 mm. The veins consist of dominantly quartz with sulfides on the margins. The veining occurs in sheets with up to 20 veins per horizontal meter (“m”). These sheet veins are the main source of mineralization in the Batman deposit.

The Batman deposit extends approximately 2,400 m along strike, 600 m across dip and drill tested to a depth of 800 m. Drilling indicates the Batman mineralization to be open along-strike and down-dip.

The mineralization within the Batman deposit is directly related to the intensity of the north-south trending quartz sulfide veining. The lithological units impact on the orientation and intensity of mineralization. Sulfide minerals associated with the gold mineralization are pyrite, pyrrhotite and lesser amounts of chalcopyrite, bismuthinite and arsenopyrite. Galena and sphalerite are also present, but appear to be post-gold mineralization, and are related to calcite veining in the bedding plains and the east-west trending faults and joints. Two main styles of mineralization have been identified in the Batman deposit. These are the north-south trending vein mineralization and bedding parallel mineralization.

The north-south trending mineralization in the Batman deposit occurs in all rock units and is most dominant in the shales and greywackes. The north-south trending mineralization can be divided into three major zones based on veining and jointing intensity. Mineralization in the core complex is consistent and most, to all, joints have been filled with quartz and sulfides. The core complex occurs in all rock types and vein frequency per meter is high. Mineralization in the hanging wall zone is patchier than in the core complex due to quartz veining not being as abundant as it is in the core complex. The lithology controls the amount of mineralization within the hanging wall zone, and a large quartz/pyrrhotite vein defines the boundary of the hanging wall zone and core complex in places. Like the hanging wall zone, the footwall zone mineralization is patchier than is found in the core complex and jointing is more prevalent than quartz veining. Footwall zone mineralization style is controlled by the lithology and occurs in all lithological units.

Additionally, bedding parallel mineralization occurs to the east of the Batman core complex. Veining is both bedding parallel and north south trending. The mineralization appears to have migrated from the south along narrow north-south trending zones and balloon out parallel to bedding around the felsic tuffs.

Historical Operations

The Mt Todd area is part of a goldfield that was worked from early in the 20th century. Gold and tin were discovered in the Mt Todd area in 1889. Most deposits were worked during the period from 1902 to 1914. A total of 7.80 tonnes of tin concentrate was obtained from cassiterite-bearing quartz-kaolin lodes at the Morris and Shamrock mines. The Jones Brothers reef was the most extensively mined gold-bearing quartz vein, with a recorded gold production of 28.45 kilograms (“kg”).

The Yinberrie Wolfram field, discovered in 1913, is located 5 km west of Mt Todd. Tungsten, molybdenum and bismuth mineralization was discovered in greisenized aplite dykes and quartz veins in a small stock of the Cullen Batholith. Recorded production from numerous shallow shafts is 163 tonnes of tungsten, 130 kg of molybdenite and a small quantity of bismuth. Exploration for uranium began in the 1950s. Small uranium prospects were discovered in sheared or greisenized portions of the Cullen Batholith in the vicinity of the Edith River. The area was explored previously by Esso for uranium without any economic success.

Australian Ores and Minerals Limited (“AOM”) in joint venture with Wandaroo Mining Corporation and Esso took out a number of mining leases in the Mt Todd area during 1975. The joint venture conducted reconnaissance work for a variety of commodities and drilled two diamond holes at Quigleys. Despite determining that the gold potential of the reefs in the area was promising, their work ceased around Mt Todd.

The Arafura Mining Corporation, CRA Exploration, and Marriaz Pty Ltd all explored the Mt Todd area at different times between 1975 and 1983. In late 1981, CRA Exploration’s program included a 14-diamond drill hole program to test the gold content of Quigleys reef over a strike length of 800 m, with an aggregate meterage of 676.5 m. Following this program, CRA Exploration did not proceed with further exploration.

During late 1986, Pacific Gold Mines NL (Pacific Gold Mines) undertook exploration in the area which resulted in small-scale open cut mining on the Quigleys and Golf reefs, and limited test mining at the Alpha, Bravo, Charlie and Delta pits. Ore was carted to a carbon-in-pulp (“CIP”) plant owned by Pacific Gold Mines at Moline. Pacific Gold Mines ceased operations in the area in February 1988 having produced approximately 86,000 tonnes grading 4 g Au/t (historical reported production, not S-K 1300 or NI 43-101 compliant). Subsequent negotiations between the Mt Todd Joint Venture partners (Billiton and Zapopan) and Pacific Gold Mines resulted in the acquisition of this ground and incorporation into the joint venture.

Billiton Australia Gold Pty. Ltd (“Billiton”), who was the managing partner in an exploration program in joint venture with Zapopan, discovered the Mt Todd mineralization, or more specifically the Batman deposit in May 1988. Zapopan acquired Billiton’s interest in 1992 by way of placement of shares to Pegasus. Pegasus progressively increased their shareholding until they acquired full ownership of Zapopan in July 1995. Feasibility studies (not NI 43-101 or S-K 1300 compliant) for Phase I, a heap leach operation which focused predominately on the oxide portion of the deposit, commenced during 1992. The Phase I project was predicated upon a 4 million tonne per annum (“Mtpa”) heap leach pad, which came on stream in late 1993. The treatment rate was subsequently expanded to a rate of 6 Mtpa on an annualized basis in late 1994.

Historical heap leach production is shown in the table below:

Category	Historical Heap Leach Production Reported
Tonnes Leached (million)	13.2
Head Grade (g Au/t)	0.96
Recovery (%)	53.8
Gold Recovered (oz)	220,755
Cost/t (A$)	8.33
Cost/oz (A$)	500
NOTE: All tonnages, grades, recovery figures, and costs are historical production numbers that predate Vista’s ownership. Historical estimates are considered relevant but not current.

Phase II involved expanding to 8 Mtpa and treatment through a flotation and CIL circuit. A feasibility study was conducted by a joint venture between Bateman Kinhill and Kilborne (“BKK”) and was completed in June 1995. The Pegasus board approved the Phase II project on August 17, 1995, and awarded an EPCM contract to BKK in October 1995. Commissioning commenced in November 1996. The reported final capital cost to complete the project was A$232 million.

Design capacity was never achieved due to inadequacies in the crushing circuit. A throughput rate of just under 7 Mtpa was achieved by mid-1997; however, problems with the flotation circuit, which resulted in reduced recoveries, necessitated closure of this circuit. Subsequently, high reagent consumption because of cyanide soluble copper minerals further hindered efforts to reach design production. Operating costs were above those predicted in the feasibility study. The spot price of gold deteriorated from above $400 per ounce in early 1996 to below $300 per ounce during 1997. According to the 1997 Pegasus Annual Report, the economics of the project were seriously affected by the slump. Underperformance of the project and higher operating costs led to the mine being closed and placed on care and maintenance on November 14, 1997.

In February 1999, General Gold Resources Pty. Ltd. (“General Gold”) agreed to form a joint venture with Multiplex Resources Pty Ltd (“Multiplex Resources”) and Pegasus to own, operate, and explore the mine. Initial equity participation in the joint venture was General Gold 2%, Multiplex Resources 93%, and Pegasus 5%. The joint venture appointed General Gold as mine operator, which contributed the operating plan in exchange for a 50% share of the net cash flow generated by the project, after allowing for acquisition costs and environmental sinking fund contributions. General Gold operated the mine from March 1999 to July 2000. Pegasus, through the Deed Administrators, regained possession of various parts of the mine assets to recoup the balance of purchase price owed to it. Most of the equipment was sold in June 2001 and removed from the mine.

In March 2006, Vista acquired the MLs from the Deed Administrators and surface access rights from the Jawoyn Association and entered into a contract with the NT Government.

Exploration Licenses

Since acquiring the Mt Todd ELs, Vista has conducted exploration programs that included prospecting, geologic mapping, rock and soil sampling, geophysical surveys and exploration drilling.

The exploration effort initially focused on follow up work on targets developed by Pegasus during their tenure on the property. These included the RKD target, Golden Eye, and Silver Spray, among others. During a review of Pegasus’ airborne geophysical survey data, five distinct magnetic highs were observed located within sedimentary rocks that should have a low magnetic signature. These features are remarkably similar to those at the Batman deposit, which, as a result of the included pyrrhotite, exhibits a strong magnetic high. The geophysical targets were prioritized following review of historical work in the area and site visits. To date, two of the geophysical targets (Golden Eye and Snowdrop) have had some drilling and a third has been covered by soil sampling (Black Hill). The Wandie target has a different magnetic signature, where field examination identified small-scale pits on an iron-rich outcropping. There are no reportable Mineral Resources or Mineral Reserves on the ELs, and no data from the ELs were used in the development of the Mt Todd FS results.

The quantity and type of exploration samples collected on the ELs is summarized in the following table.

Year	Soils	Rock Chips
2008	0	164
2009	1,333	45
2010	3,135	224
2011	1,925	79
2012	2,312	295
2013	572	51
2014	2,601	143
2015	841	53
2016	241	27
2017	1,098	78
2018	341	132
2019	313	170
2020	278	9
2021	0	11
2022	685	71
2023	1,500	44
2024	0	0
Total Samples	17,175	1,596

Drilling

Batman Deposit

The Vista exploration program at the Batman deposit consisted of diamond core drill holes that targeted both infill definitional drilling and step-out drilling. Historical drilling for the Batman deposit is summarized in the table below.

Batman Deposit Drilling History

Date	Reference	Holes (#)	Percussion (m)	Diamond (m)	Reverse Circulation (m)
1988	Truelove	17	1,475	—	—
1989	Kenny, Wegmann, Fuccenecco	133	6,263	8,562	3,065
1990	Wegmann, Fuccenecco, Gibbs	122	—	5,060	8,072
1991	Billiton	149	501	202	3,090
1992	Zapopan	18	—	1,375	1,320
1993	Zapopan	16	—	—	2,814
1994-1997	Pegasus	170	—	—	22,534
1998-2000	General Gold	105	—	7,436	26,365

Date	Reference	Holes (#)	Percussion (m)	Diamond (m)	Reverse Circulation (m)
2007	Vista	25	—	9,883	—
2008	Vista	16	—	8,938	—
2010	Vista	12	—	6,864	—
2011	Vista	15	—	7,063	—
2012	Vista	27	—	17,439	—
2015	Vista	5	—	3,185	—
2020-2022	Vista	26	—	8,887	—
2024	Vista	34	—	6,776	—
	Batman Total	890	8,239	91,670	67,260

A large percentage of the historical drilling was by reverse circulation drilling of less than 100 m in depth. Vista’s drilling discovered a larger Batman Mineral Resource by probing deeper with diamond drilling averaging 550 m in depth. Most of the diamond drilling was angled to be approximately perpendicular to the mineralization. This orientation more accurately transects the true thickness of the mineralization.

Eight drill holes were completed for metallurgical testing in 2017-2018. These holes were not included in the Mineral Resource estimation due to a difference in the data collection and type. The data from the metallurgical drilling was used as a verification check of the Mineral Resource model estimation in section view.

Vista drilled additional holes during 2020-2022 and 2024. The 2024 drilling program consisted of infill drilling at the Batman deposit, as well as step out drilling to define the mineralization in the area to the north and northeast of the Batman deposit, towards the historical Golf-Tollis pits. This area has been named the South Cross Lode zone (“SXL”). The 2020-2022 and 2024 holes were included in the Mineral Resources update.

Quigleys Deposit

The table below shows the Quigleys deposit drilling history. The Quigleys deposit was mined from 1982 to 1987 during which time the largest amount of drilling was percussion type used for ore grade control.

Relevant intervals of mineralization are contained within blanket-like zones which are modelled with 3-D wireframes for Mineral Resource estimation. Most of the drilling has been angled to be approximately perpendicular to the mineralized core zone. This orientation more accurately transects the true thickness of the mineralization. While there are random high-grade intercepts outside of the core zone, most higher-grade mineralization resides within the defined zones. In 2011, Vista explored the potential for a deeper deposit with three diamond drill holes, each over 350 m in depth.

Quigleys Deposit Drilling History

Date	Reference	Holes (#)	Percussion (m)	Diamond (m)	Reverse Circulation (m)
1975	AOM/Esso	2	—	200	—
1981	Arafura Mining Corp / CRA	14	—	676	—
1982-1987	Pacific Gold Mines	603	41,429	9,710	4,013
1989	Pacific Gold Mines	9	501	202	—
2011	Vista	3	—	1,090	—
	Quigleys Total	631	41,930	11,878	4,013

Drilling Results

The results of drilling at the Batman deposit and Quigleys deposit were used to estimate gold Mineral Resources and Mineral Reserves. Vista’s drilling discovered a larger Batman Mineral Resource by probing deeper with diamond drilling, which averaged approximately 550 m in depth. While there are random high-grade intercepts outside of the Batman core zone, most higher-grade mineralization at Batman resides within the core zone of the deposit. Relevant intervals of mineralization at the Quigleys deposit are contained within blanket-like zones which are modeled with 3-D wireframes for Mineral Resource estimation. While there are random high-grade intercepts outside of the Quigleys core zone, most higher-grade mineralization resides within the defined zones.

2020-2022 Drilling Program Results and Exploration Targets

Between late 2020 and early 2022, we completed an exploration drilling program designed to demonstrate that the Batman, Golf Tollis, and Quigleys deposits are not independent of each other but connected by structure and mineralization. This program consisted of 26 drill holes totaling 8,887 m of HQ diamond core. The program consistently intersected mineralization predicted by our geologic model and demonstrated both horizontal and vertical continuity of the targeted structures. Additionally, the program identified four quality exploration targets as well as other potential structures along a 5.4 Km portion of the 24 Km Batman-Driffield Trend that contains the Batman, Golf Tollis, and Quigleys deposits.

2024 Drilling Program Results and Exploration Targets

During 2024, we completed a drilling program designed to upgrade the Mineral Resources, validate mineralization extension at the north portion of the Batman deposit and add gold ounces within the existing Batman resource shell, as well as define the boundaries of the SXL. This program consisted of 34 drill holes totaling 6,776 m of HQ diamond core. The program consistently intersected mineralization within the Batman deposit resource shell and along strike of the SXL. Results to date support the thesis that the structure remains open at depth and along the strike to the northeast of the concession.

Sampling, Analysis and Data Verification

The following section describes the sample preparation, analyses and security undertaken by Vista through the Mt Todd FS Mineral Resource update.

The diamond drilling program was conducted under the supervision of Vista’s geology staff composed of a chief geologist, several experienced geologists, and a core handling/cutting crew.

Facilities for the core processing included an enclosed logging shed and a covered cutting and storage area that is fenced in. Both of these facilities are considered to be limited access areas and kept secured when work is not in progress.

The diamond drill core was boxed and stacked at the rig by the drill crews. Core was transported directly into the logging shed by Vista staff.

Processing of the core included photographing, geotechnical and geologic logging, and marking the core for sampling. The nominal sample intervals were one meter. When this process was complete, the core was moved into the core cutting/storage area where it was laid out for sampling. The core was laid out using the following procedures:

●	One meter depth intervals were marked out on the core by a member of the geology staff.
●	Core orientation (bottom of core) was marked with a solid line when at least three orientation marks aligned and used for structural measurements. When orientation marks were insufficient, an estimation orientation was Indicated by a dashed line.
●	Geologic and Geotechnical logging was then done by a member of the Vista geology staff in the core logging facility. Assay intervals were selected at that time and a cut line was marked on the core. The standard sample interval was one meter, with a minimum of 0.2 m and a maximum of 1.2 m. The sample was selected to be in the middle of the identified vein, when possible.

●	Blind sample numbers were then assigned based on pre-labeled sample bags. Sample intervals were then indicated in the core tray at the appropriate locations.
●	Each core tray was photographed at a photography station, with a mounted camera, light and water sprayer, and then transported to the cutting area via a roller conveyor.
●	The core was then cut in half using diamond saws, with each interval half-core placed in sample bags with a sample tag.
●	The standards and blanks were also placed in the plastic bags for inclusion in the shipment to the laboratory, with a reference standard or a blank inserted at a minimum ratio of 1 in 10 and at suspected high grade intervals additional blanks sample are added.
●	Standard reference material was sourced from Ore Research & Exploration Pty Ltd and provided in 60 g sealed packets. The standards were selected from the six commercially purchased standards at site, which are stored under refrigeration.
●	When a sequence of five samples was completed, they were placed in a shipping bag and closed with a zip tie. All samples were kept in the secure area until crated for shipping.
●	Samples were placed in crates for shipping with 100 samples per crate (20 shipping bags). The crates were stacked outside the core shed until transport.
●	Samples were delivered to the laboratory by Vista staff.

The following laboratories have been used for sample preparation, analyses, and check assays:

Laboratory	Address	Purpose	Abbreviation	Certifications
ALS | Minerals	31 Denninup Way Malaga, WA 6090	Main assay analyses	ALS	ISO:9001:2008 and ISO 17025 Certified
ALS | Minerals	13 Price St Alice Springs, NT 0870	Sample Preparation	ALS Alice Springs	ISO 9001:2008 and ISO 17025 Certified
Genalysis Laboratory Services (Intertek Group)	15 Davison St Maddington, WA 6109	Check Analyses	Genalysis	ISO/IEC 17025 Certified
North Australian Laboratories Pty. Ltd.	MLN 792 Eleanor Rd Pine Creek, NT 0847	Alternative assay analyses	NAL	ISO 17025 Certified
NT Environmental Laboratories (Intertek Group)	3407 Export Dr Berrimah, NT 0828	Check Analyses	NTEL	ISO 17025

Vista is independent of each of the above listed analytical testing entities, other than the engagement of said entities as a service provider.

Prior to the 2011 drilling campaign, the majority of samples were transported first to ALS in Alice Springs, NT for sample preparation. After preparation, samples were then forwarded on to ALS in Malaga ,Western Australia for assay analyses. One in every 20 pulps or rejects was sent from ALS in Alice Springs to NAL, and Vista was notified by email which samples were sent.

For the 2011-2025 drilling campaign, samples for assay were sent to NAL in Pine Creek, NT. At the end of each drilling campaign, Vista also submitted samples to Intertek in Darwin and Perth for confirmation of the NAL values. This umpire sampling is standard practice and meets the requirements for QA/QC on a project at this level.

The crushing equipment is cleaned between samples, and the laboratory processes one job at a time, to ensure that there is no cross contamination. LIMS software is used to track the samples and the results, as well as tracking the QA/QC standards for the facility. Certified standard material from Ore Research & Exploration Pty Ltd is utilized for QA/QC purposes for the laboratory.

The procedure defined by the Vista geology staff was to duplicate the fire assay of any sample that has an assay value greater than 10 ppm. Any discrepancies in the testing initiated a re-assay of the samples, before reporting data to Vista. Results were transmitted to the Vista geologist by email, including an un-editable PDF file, and an Excel file. Overall, the laboratory met the requirements for testing and was appropriate for samples of this type. Vista is completely independent of any analytical testing entity presented herein.

Each of the laboratories listed follow their own quality controls based on international standards and accredited methods specified by ISO/IEC 17025 in North America and Australia. The standards specify a recipe and set of quality control steps that the laboratory should follow, including:

●	How the sample should be coded to obscure its relationship to the drilling geometry.
●	How the received sample should be prepared.
●	The analytical steps to be taken.
●	Given the required detection level and material analyzed, what instruments should be employed.
●	Internal quality controls should be done such as: periodic assaying of duplicate samples, the insertion of certified calibration samples; utilizing blanks; and including a required number of randomized samples.

Regarding data verification, this section summarizes the extensive verification efforts undertaken from 2007 to 2024, highlighting the methodologies employed to validate both historical and recent assay results. Through systematic audits, inter-laboratory comparisons, and quality control measures, these verification activities ensure that the assay data used for Mineral Resource modeling meets the various requirements for gold projects.

In 2007, a verification exercise was conducted as part of the exploration program to validate historical assay results and ensure compliance with reporting standards for Mineral Resources. This program included re-assaying a portion of historical drill holes and analyzing new core drill holes. A multi-phase approach was implemented to assess the accuracy of gold assays generated by NAL on Mt Todd core samples. The phases included cross-checking assay standards between NAL and ALS, preparing and assaying intervals of remaining half-core, and conducting screen sieve assay analysis of coarse reject samples. The findings indicated that finer material tended to yield higher grades, which were lost during handling. Consequently, Vista adopted commercial polyester sample bags to mitigate this issue. The inter-laboratory analyses demonstrated strong reproducibility across all tests, particularly at grade ranges typical of the deposit.

In 2011, an external audit by Mine Development Associates reviewed the quality of 12,365 assays in the database, focusing on records related to in situ mineralization. The review revealed that 95% of these records had corresponding gold values in source documents. Among the historical assays, eight significant outliers were identified, confirming discrepancies between the database and source documents. The audit concluded that the historical and Vista assays in the Mt Todd database are reliable for Mineral Resource modeling.

For the March 2018 Mineral Resources estimates, Tetra Tech conducted a detailed verification of the assay database, which included results from the 2012-2017 exploration programs. This involved comparing assay results with laboratory certificates and reviewing field QA/QC samples. The analysis of 13 drill holes from the 2012 program and nine from the 2015-2017 programs showed no significant errors, although one drill hole had erroneous selenium results, which were corrected. A spot-check of approximately 14% of the database against laboratory certificates confirmed a 100% correlation of reported values. Field QA/QC samples were also analyzed, revealing that the majority fell within acceptable limits, with only a few exceptions.

The verification process continued through the 2020 to 2022 program, where each sample interval was assayed at NAL. Assays for gold were conducted using fire assay methods, with additional multi-element analyses performed. Independent laboratory checks by Intertek Genalysis Perth (INT) were also carried out to further validate the results.

In 2024, Tetra Tech professionals visited the NAL facility to observe the ongoing processing of samples from the Vista 2024 drill program. The verification procedures adhered to the standards outlined in S-K 1300. The assay results were meticulously entered into the database after thorough checks by Vista's senior geologist.

Quality control samples, including CRMs and blanks, were incorporated into the sampling sequence to monitor for contamination and ensure data integrity. The results from the independent laboratory checks indicated a strong correlation with NAL's assays, affirming the reliability of the data for the Mineral Resource estimation at Mt Todd.

Sample Security

NAL was the primary laboratory used for Vista’s drilling programs. The NAL laboratory is located in the town of Pine Creek, approximately 65 km distant by road from Mt Todd site. A sample transmittal form was prepared and included with each shipment and a copy is filed in the geologist office on site.

When a shipment leaves the site, sample transmittals were prepared and e-mailed to NAL. When the shipment arrived at the preparation facility the samples were lined out and a confirmation of sample receipt was e-mailed back to Vista. Following completion of assay results, all pulps and reject material was shipped back to the Project site and stored.

Vista has completed more than 60,000 m of core drilling in the Batman deposit, to verify the approximately 98,000 m of historical drilling. Statistical analysis of the various drilling populations and QA/QC samples has not identified or highlighted any reasons to not accept the data as representative of the tenor and grade.

Mining Operations

The Batman deposit will be mined in eight stages using a conventional truck and shovel approach with all material requiring drilling and blasting for fragmentation prior to excavation. Mining operations will be undertaken via contract mining with the contractor utilizing 400 tonne class excavators and 190 tonne class rigid frame trucks.

Multiple stages will be developed at any one time to manage mill feed tonnage and grade requirements, waste movement and stockpile balances.

Ore material will be designated as high grade, medium grade, or low grade with approximately 15 ktpd being fed to the processing plant. High and medium grade material not fed directly to the processing plant will be stockpiled on a run of mine pad adjacent to the processing plant. Low grade material will be placed on a dedicated low-grade stockpile.

Based on its sulfur content, waste material will be classified as non-acid forming or potentially acid forming (“PAF”) with management plans and dumping strategies in place to ensure containment of the PAF material on a single waste rock landform. Mined unclassified waste material with no sulfur assays will be deemed as low level PAF.

Mineral Processing

The Mt Todd processing facility has been designed to process 15 ktpd of hard ore from the Batman open pit, equating to an annualized throughput rate of 5.325 Mtpa.

The processing facility unit processes are based on well-proven technologies for gold recovery and treatment of hard ore, following a processing circuit consisting of:

●	Primary crushing in open circuit using a gyratory crusher to produce a nominal product P80 of 120 mm.
●	Secondary crushing incorporating a cone crusher operating in closed circuit with a double deck vibrating screen to produce a nominal circuit product P80 of 30 mm.
●	Coarse ore stockpile (COS) with reclaim via apron feeders.
●	Tertiary crushing circuit incorporating a HPGR in closed circuit with two double deck wet vibrating screens to produce a nominal circuit product P80 of 3.25 mm.
●	Sorting the HPGR product screen top deck oversize -29.5+16 mm fraction with a single stage of XRT ore sorters.
●	Primary grinding in an overflow ball mill operating in closed circuit with hydro-cyclones to a produce P80 of 250 µm.
●	Secondary grinding utilizing four Vertimill mills operating in parallel to produce P80 of 40 µm.

●	Pre-leach thickening to produce an underflow of increased pulp density suitable for leaching.
●	Conditioning/pre-oxidation of the leach feed slurry with lead nitrate and oxygen in two agitated pre-conditioning/oxidation tanks.
●	Direct cyanide leaching and adsorption in a hybrid CIL circuit comprising two leach tanks followed by six adsorption tanks.
●	Acid washing and elution of the loaded carbon in a split AARL elution circuit, and thermal regeneration of the barren carbon prior to its return to the CIL circuit.
●	Smelting of cathode sludge from electrowinning to produce the final gold doré product.
●	Detoxification of leach tailings via the Air/SO2 process.
●	Transfer of the final tailings to the TSF for deposition with the supernatant water recovered from the surface of the TSF for re-use in the process plant.

An overall schematic flowsheet depicting the unit operations incorporated in the selected process flowsheet is presented below.

VISTA GOLD
PRIMARY CRUSHER DUMP HOPPER
PRIMARY CRUSHER
PRIMARY CRUSHER DISCHARGE VAULT
PRIMARY CRUSHER APRON FEEDER
SECONDARY CRUSHER
PRIMARY CRUSHER DISCHARGE CONVEYOR
SIZING SCREEN
ORE SORTING FEED CONVEYOR
ORE SORTING FEED BIN
SECONDARY CRUSHER FEED CONVEYOR
XRT SORTER 1 AND 2
SIZING SCREEN U/S TRANSFER CONVEYOR
STOCKPILE FEED CONVEYOR
CRUSHED ORE STOCKPILE
ORE SORTING REJECT CONVEYOR 1
ORE SORTING REJECT CONVEYOR 2
RECLAIM FEEDERS (x2)
REJECT STOCKPILE
ORE SORTING PRODUCT CONVEYOR
HPGR FEED CONVEYOR
HPGR SURGE BIN
HPGR FEEDER
HPGR
HPGR DISCHARGE FEED CONVEYOR
HPGR FINES SCREEN FEED CONVEYOR
HPGR SCREEN FEED BIN
HPGR SCREEN FEEDER (x2)
HPGR FINES WET SCREENS (x2)
HPGR SCREEN MID SIZE TRANSFER CONVEYOR
HPGR SCREEN OVERSIZE TRANSFER CONVEYOR
PRIMARY CYCLONE FEED HOPPER
PRIMARY CYCLONE CLUSTER
BALL MILL
VERTIMILL (x4)
CYCLONE FEED HOPPERS (x2)
SECONDARY CYCLONE CLUSTER (x2)
TRASH SCREEN (x2)
TRASH
PRE-LEACH FEED THICKENER
LOADED CARBON SCREEN
BARREN CARBON SCREEN
LEACH CONDITIONING TANKS (x2)
LEACH TANKS (x2)
CIL TANK 1
CIL TANK 2
CIL TANK 3
CIL TANK 4
CIL TANK 5
CIL TANK 6
CARBON SAFETY SCREEN
GOLD CYANIDE WASH STORAGE TANK
KILN DEWATERING SCREEN
KILN FEED HOPPER
REGENERATION KILN
ACID WASH COLUMN
ELUTION COLUMN
GOLD ROOM
DETOX TANKS
TAILINGS HOPPER
TAILINGS STORAGE FACILITY

Metallurgical Testing

No new metallurgical test work has been completed since 2019. Consideration of the results of our prior metallurgical testing resulted in the process flowsheet presented above. The only significant change to the process flowsheet between the 2024 Mt Todd FS and the current Mt Todd FS was the exclusion of laser sorting.

Our metallurgical test work programs have confirmed: (1) ore hardness of the Batman deposit is consistent throughout the deposit; (2) the selection of HPGR crusher technology as part of the comminution circuit; (3) the selection of ore sorting (XRT) technology to eliminate waste material after crushing and prior to grinding; (4) estimated gold recovery rates based on optimized grind size and leach conditions; and (5) the processing of material from the historical heap leach pad at the end of the proposed life of mine.

The test work results collated from the 2011 and 2012 testing campaigns and additional metallurgical and process test work conducted in 2016, 2017, 2018, and 2019, together with the process design criteria, were used to develop the process flow sheet and mass balance.

Ore Hardness

Bond ball mill work indices (“BWi”) were determined at a grind size of P80 of 100 mesh for the various products, namely HPGR crusher, ore-sorting, composite samples and waste material.

The test results indicate the following:

●	The BWi for the ore sorter feed (+5/8” screened HPGR crusher product) was higher than the composite samples prepared from the -5/8” screened HPGR crusher product. Hence, it is reasonable to conclude that the uncrushed material from the HPGR is harder than the crushed product.
●	The rejected waste material had a BWi higher than both the composite sample prepared from the -5/8” HPGR crusher product and the XRT ore sorting product that is returned to the HPGR crushers.
●	The BWi for the final HPGR product ranged from 23.10 to 26.63. A BWi of 24.50 was selected for the design of the primary ball mill circuit.

HPGR Crusher Selection

The proposed 15 ktpd project comminution circuit incorporates the use of a gyratory crusher followed by secondary cone crushing. Secondary crushed ore will be further crushed by a tertiary stage HPGR to produce a ball mill feed. XRT ore sorting has been included on the HPGR circuit.

HPGR testing was conducted in 2018, the drill core was HPGR crushed and screened at 16 mm (5/8”) at the facilities of Thyssen Krupp Industries near Dusseldorf, Germany. HPGR testing was also conducted at Weir Metals. The screened +16mm material was sent to the test facility of Tomra Sorting Solutions near Hamburg, Germany.

The test work confirmed prior test work and supports the comminution circuit design. The use of HPGR crushers is anticipated to (a) produce a product that can be ground more efficiently (lower BWi); and (b) reduce energy requirements when compared to a SAG Mill design.

The crushing circuit design utilizing a primary gyratory crusher, secondary cone crusher and HPGR tertiary crushing is robust, proven technology to generate a grinding circuit feed F80 size of 3.25 mm.

Ore Sorting

The +16 mm composite fractions were sent to the Tomra-Outotec for ore sorting assessment. The fractions were weighed on arrival and washed to remove fines which were accounted for within the mass balance. The composites were split into equal fractions with each fraction subjected to two-step sorting design to separate gold bearing sulfide mineralization and quartz from non-fold bearing waste material. The first step used XRT to separate material based on density to target the gold bearing sulfide material with a higher specific gravity. Two different sensitivities were tested (2% and 5%). The second stage used laser to separate out the quartz (gold bearing) mineralization from the gangue non-gold bearing waste.

On a material mass basis, sorting tests confirmed that a single-stage XRT sorting circuit is expected to:

●	reject approximately 8% of the run-of-mine feed as waste; and
●	produce a gold loss from the rejected waste of approximately 1.7%.

Gold Recoveries

A series of batch leach tests were performed on six composites to evaluate the effect of feed grade against gold extraction at various grind sizes at the ALS Metallurgy Laboratory in Australia. A total of 123 tests were conducted including duplicate tests. Alternative milling types were also applied to the test procedure, utilizing an FLS VXP mill, IsaMill and a Lab steel ball mill.

The tests demonstrated that gold extraction is size dependent, increased gold extraction was recorded with finer grind size. In the same manner, a correlation that relates mill feed gold grade to gold extraction was derived from the historical leach test work for predicting gold recoveries in the plant according to the production schedule. The test results from both the 2018 and 2019 leach tests were used to derive the gold recovery model, based on mill feed gold grade. The samples selected for gold head grade analysis ranged from 0.6 g/t to 2.1 g/t Au. Tests done on samples reported grind sizes well below the design P80 size of 40 µm were excluded from the assessment.

A carbon adsorption efficiency of 99.1% for gold has been factored for an average gold recovery of 89.9% (net of solution loss) based on mill feed from the life of mine average gold head grade of 0.97 g Au/t. This equates to 88.5% based on the processing plant feed.

Existing Heap Leach Pad

A historical heap leach pad adjacent to the current Mt Todd pit was analyzed for gold. The heap leach pad is a remnant of the Pegasus operation, pre-2006. The heap leach pad’s geometry was analyzed using historical maps to determine the pile bottom and current surveys of the present-day surface. This work produced two surfaces which were used to calculate the volume of the pile. The concentration of gold was analyzed with 24 vertical drillholes separated by approximately 100 m. Density was measured using a dual density sidewall gamma probe. A total of 1,162 samples were collected from 11 drill holes, and the density was estimated to be 2.01 for the heap leach pad material.

A nearest neighbor method was employed to estimate grades within the heap leach pad since there is no apparent spatial correlation between samples. The existing heap leach pad is estimated to contain 232,000 ounces of gold within 13.4 million tonnes at an average grade of 0.54 g Au/t.

Bottle roll and column leach test work undertaken at the ALS Metallurgy Laboratory in Australia indicated:

●	Cyanidation leach tests on “as is” material on the heap will extract ± 30% of the gold; and
●	CIP cyanidation tests at a grind size of P80 of 90 μm will extract on average 72% of gold (range: 64.14% to 80.37%) in 24 hours of leach time. The average lime and cyanide consumptions were 1.75 kg/t and 0.78 kg/t, respectively.

The heap leach pad ore material will be reprocessed following processing of ore from the Batman deposit. Reprocessing of this material, with gold recovery estimated at 72%, will be completed as part of self-funded reclamation and closure activities. Following reprocessing of this material, the leap leach pad and pond footprint will be reclaimed by cutting and removing the liner for consolidation in TSF 2.

Permitting

In September 2014, the EIS was approved. In its Assessment Report, the NT EPA advised that it had assessed the environmental impacts of Vista’s development plans for Mt Todd and concluded that it can proceed, subject to a number of recommendations as outlined in the Assessment Report. The NT EPA Assessment Report includes 28 recommendations which are addressed as part of the DEML.

The approval of the EIS resulted in a requirement to obtain an authorization of a controlled activity as required under the EPBC as it relates to the Gouldian Finch. The EPBC authorization of a controlled activity was granted by the Australian Commonwealth Department of Environment and Energy in January 2018.

In November 2018, we applied for an MMP approval, which is the operating permit that sets out how the mine operating strategy will be implemented throughout the life of mine in compliance with the EIS and EPBC requirements. The MMP was approved in June 2021. As a result of changes in legislation by the NT Government, in July 2024 all MMPs were converted to DEMLs with all the rights and responsibilities previously conferred by the MMP. All companies have four years from July 2024 to convert a DEML to an Environmental (Mining) License (“EML”). In most cases, existing designs and management plans will be submitted for review and subsequent approval as an EML.

In 2012 and 2021, authority certificates were issued under the NT Aboriginal Areas Protection Act (“AAPA Authority Certificate”) that indicate the nature of, and areas where, project activities can proceed without risk of damage or interference with Aboriginal sacred sites. We also hold permits to interfere with a waterway and a water extraction license. Vista has initiated activities to modify its existing authorizations to align with the designs in the Mt Todd FS and to obtain an additional AAPA Authority Certificate.

Environmental, Social and Community Factors

A number of environmental studies have been conducted at Mt Todd in support of the EIS and as required for environmental and operational permits. Studies conducted have investigated soils, climate and meteorology, geology, geochemistry, biological resources, cultural and anthropological sites, socio-economics, hydrogeology, and water quality.

The EIS for the Project was submitted in June 2013. The document was prepared by independent consultants, GHD Pty Ltd., to identify potential environmental, social, transport, cultural and economic impacts associated with reopening and operating the mine. NT EPA provided its final assessment of the Project in June 2014. Final approval was given in September 2014.

The Jawoyn Association has been consulted as part of the planning process for the future of the Project. Areas of Aboriginal significance have been designated, and the mine plan has avoided development in these areas.

Water Treatment

The existing Batman pit has the capacity to contain approximately 11.5 gigaliters (“GL”) of water. Historically, we have discharged approximately 10.5 GL of treated water from the site in compliance with a waste discharge license issued by the NT Government. On June 30, 2025, the volume of water in the pit was approximately 3.0 GL. Beginning in early 2025, the Company implemented an enhanced evaporation program to reduce the overall volume of water on site. It is expected that water volumes will not present any major issues when resuming operations.

Water treatment of acid rock drainage and metal laden water will occur once Project development begins. A water treatment plant will be installed for active water treatment prior to operations, during mining operations, and for a period following cessation of operations. Passive water treatment will be conducted at the site following closure in addition to use of the active water treatment plant, as required.

Project Development Plans

With completion of the Mt Todd FS, the Company has started activities expected to lead to the transition of Mt Todd to a producing project. This process involves evaluation of various strategic alternatives and Vista’s access to financing sources should it proceed with a self-development plan. As these evaluations advance, the Company also intends to align its existing major approvals with the current Mt Todd FS parameters and appraise recommendations in the Mt Todd FS to optimize a development plan that will form the basis for detailed engineering. To achieve its objectives, Vista will also advance plans to build the internal organizational capabilities needed to make the transition of Mt Todd to a producing operation.

The Company’s recurring annual expenditures for corporate activities and Mt Todd maintenance costs are expected to remain at approximately $7 million. The full scope and associated expenditures required to advance transition activities are presently being assessed by management.

Non-U.S. GAAP Financial Measures

In this Current Report, we have provided certain non-U.S. GAAP prospective financial performance measures. Because the non-U.S. GAAP performance measures do not have standardized meanings prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies. These measures should not be considered in isolation or as substitutes for measures of performance prepared in accordance with U.S. GAAP. There are limitations associated with the use of non-U.S. GAAP measures. Since these measures do not incorporate revenues, changes in working capital and non-operating cash costs, they are not necessarily indicative of potential operating profit or loss, or cash flow from operations as determined in accordance with U.S. GAAP.

The non-U.S. GAAP measures presented in this report are not, and are not intended to be, presentations in accordance with U.S. GAAP. These metrics represent financial measures related to the Project.

We believe that these metrics help investors understand the economics of the Project as presented in the Mt Todd FS. We present the non-U.S. GAAP financial measures for our Project in the tables below. Presentation based on U.S. GAAP may cause results to vary from the amounts disclosed in this report. Other companies may calculate these measures differently.

Determination of Non-U.S. GAAP Financial Measures

This report includes the following financial measures presented on a non-U.S. GAAP basis:

●	Cash Costs per ounce produced and per tonne processed;
●	AISC per ounce;
●	Capital Efficiency; and
●	Benefit to Cost Ratio.

Cash Costs per ounce produced and AISC per ounce produced are non-U.S. GAAP metrics developed by the World Gold Council intended to improve transparency into the costs associated with producing gold and provide a standard for comparison across the industry. The Company reports Cash Costs and AISC on a per ounce basis and Cash Costs on a per tonne processed basis because we believe these metrics appropriately reflect mining costs over specified periods and the life of mine. The Company reports on Capital Efficiency and Benefit to Cost Ratio because these metrics provide a standard measurement of initial capital efficiency. Similar metrics are used in the gold mining industry as comparative benchmarks of performance.

Cash Costs consist of Project operating costs, refining costs, the Jawoyn Royalty, and the Wheaton Royalty. The sum of these costs is divided by the corresponding ounces of gold produced or tonnes processed to determine Cash Cost per ounce or per tonne processed metrics, respectively.

AISC consists of Cash Costs (as described above), plus sustaining capital costs. The sum of these costs is divided by the corresponding ounces of gold produced to determine the AISC per ounce metric.

Costs excluded from Cash Costs and AISC include depreciation and amortization, exploration and development costs not required to achieve the gold production set out in the technical study, corporate costs or allocations, income taxes, NT Government royalties subject to legislative changes, financing charges, costs related to business combinations, asset acquisitions other than sustaining capital, and asset dispositions.

Capital Efficiency consists of initial capital expenditures divided by the ounces of gold produced.

Benefit to Cost Ratio consists of the after-tax NPV5% of project cash flows divided by initial capital.

The following table presents the calculations used to determine the non-U.S. GAAP financial measures presented in the report.

	Units	Years 1-15	Life of Mine (30 Years)
Gold Produced	koz	2,298	4,368
Tonnes processed	kt	77,512	157,445

Mining Costs	$ millions	$ 1,433	$ 2,606
Processing Costs	$ millions	1,372	2,774
Site General and Administrative Costs	$ millions	162	328
Jawoyn Royalty	$ millions	172	328
Wheaton Royalty	$ millions	65	115
Refining Cost	$ millions	11	22
Cash Costs	$ millions	3,216	6,172
Sustaining Capital	$ millions	144	376
AISC	$ millions	$ 3,330	$ 6,548

Per Ounce Produced ($ ÷ Gold Produced):
Mining Cost	$/oz	$ 623	$ 597
Processing Cost	$/oz	597	635
Site General and Administrative Costs	$/oz	70	75
Jawoyn Royalty	$/oz	75	75
Wheaton Royalty	$/oz	28	26
Refining Cost	$/oz	5	5
Cash Costs	$/oz	$ 1,399	$ 1,413
Sustaining Capital	$/oz	50	86
AISC	$/oz	$ 1,449	$ 1,499

Per Tonne Processed ($ ÷ Tonnes Processed):
Mining Cost	$/tonne	$ 18.49	$ 16.55
Processing Cost	$/tonne	17.70	17.62
Site General and Administrative Costs	$/tonne	2.09	2.09
Jawoyn Royalty	$/tonne	2.22	2.08
Wheaton Royalty	$/tonne	0.84	0.73
Refining Cost	$/tonne	0.15	0.14
Cash Costs	$/tonne	$ 41.49	$ 39.20

	Units	Initial Capital	Sustaining Capital (All Years)
Capital Costs	$ millions	$ 425	$ 442
Total Gold Produced	koz	4,554	4,554
Capital Efficiency	$/oz	$ 93	$ 97

After-tax NPV5%	$ millions		$1,060
Initial Capital	$ millions		$ 425
Benefit to Cost Ratio	$ millions		2.5

Note Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and forward-looking information under Canadian securities laws that are intended to be covered by the safe harbor created by such legislation. All statements, other than statements of historical facts, included in this current report on Form 8-K, our other filings with the SEC and Canadian securities commissions and in press releases and public statements by our officers or representatives that address activities, events or developments that we expect or anticipate will or may occur in the future are forward-looking statements and forward-looking information, including, but not limited to, such things as those listed below.

●	our estimates of future operating and financial performance;
●	estimates of Mineral Resource and Mineral Reserves;
●	our estimates of plans, designs, timelines, and budgets for construction at Mt Todd;
●	our plans regarding permitting and
●	planned crushing, grinding, and recovery processes;
●	our mine operating plans and methods;
●	our assumptions regarding staffing for employees, including fly-in-fly-out status;
●	our assumptions regarding water treatment, reclamation, and closure;
●	our expectation that recurring annual expenditures for corporate activities and Mt Todd maintenance costs are expected to remain at approximately $7 million;

Forward-looking statements and forward-looking information have been based upon a number of estimates and assumptions including material estimates and assumptions related to our current business and operating plans, as approved by the Company’s Board of Directors; our cash and other funding requirements and timing and sources thereof; results of pre-feasibility and feasibility studies, Mineral Resource and Mineral Reserve estimates, preliminary economic assessments and exploration activities; advancements of the Company’s required permitting processes; our experience working with regulators; current market conditions and project development plans. The words “estimate,” “plan,” “anticipate,” “expect,” “intend,” “believe,” “will,” “may” and similar expressions are intended to identify forward-looking statements and forward-looking information.

These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements and forward-looking information. These factors include risks such as:

Operating Risks

●	feasibility study results and the accuracy of estimates and assumptions on which they are based;
●	Mineral Resource and Mineral Reserve estimates, the accuracy of such estimates and the accuracy of sampling and subsequent assays and geologic interpretations on which they are based;
●	technical and operational feasibility and the economic viability of deposits;
●	our ability to obtain, renew or maintain the necessary licenses, authorizations and permits for Mt Todd, including its development plans and operating activities;
●	market conditions supporting a decision to develop Mt Todd;
●	delays in commencement of construction at Mt Todd;
●	our reliance on third-party power generation for the construction and operation of Mt Todd;
●	increased costs that affect our operations or our financial condition;
●	delays or disruptions in supply chains;
●	our reliance on third parties to fulfill their obligations under agreements with us;
●	whether projects not managed by us will comply with our standards or meet our objectives;
●	whether our acquisition, exploration and development activities, as well as the realization of the market value of our assets, will be commercially successful and whether any transactions we enter into will maximize the realization of the market value of our assets;
●	the success of any future joint ventures, partnerships and other arrangements relating to our properties;
●	perception of the potential environmental impact of Mt Todd;

●	known and unknown environmental and reclamation liabilities, including reclamation requirements at Mt Todd;
●	impacts of noncompliance with applicable laws, regulations, and standards for operating;
●	potential challenges to the title to our mineral properties;
●	events or changes in conditions may affect land use authorizations;
●	opposition to construction or operation of Mt Todd;
●	future water supply issues at Mt Todd;
●	litigation or other legal claims;
●	environmental lawsuits;

Financial and Business Risks

●	fluctuations in the price of gold;
●	inflation and cost escalation;
●	lack of adequate insurance to cover potential liabilities;
●	the lack of cash dividend payments by us;
●	our history of losses from operations;
●	our ability to attract, retain and hire key personnel;
●	volatility in our stock price and gold equities generally;
●	our ability to obtain a development partner or other means of financing for Mt Todd on favorable terms, if at all;
●	our ability to raise additional capital or raise funds from the sale of non-core assets on favorable terms, if at all;
●	general economic conditions adverse to Mt Todd development or operation;
●	the potential acquisition of a control position in the Company for less than fair value as a result of industry consolidation or otherwise;
●	lack of success in our efforts to find an acceptable partner, external financing or other acceptable alternatives to move forward with development of Mt Todd;
●	evolving corporate governance and public disclosure regulations;
●	intense competition in the mining industry;
●	tax legislation, rulings, assessments, initiatives, or changes resulting therefrom on domestic and international levels;
●	fluctuation in foreign currency values;
●	cybersecurity breaches that threaten or disrupt our information technology systems;
●	anti-bribery and anti-corruption laws;
●	potential conflicts of interest arising from certain of our directors and officers serving as directors and officers of other companies in the natural resources sector;

Industry Risks

●	inherent hazards of mining exploration, development, and operating activities;
●	a shortage of skilled labor, equipment, and supplies;
●	the accuracy of calculations of Mineral Reserves and Mineral Resources and mineralized material and fluctuations therein based on metal prices, estimated costs, and inherent vulnerability of the ore and recoverability of metal in the mining process;
●	changes in environmental regulations to which our exploration and development operations are subject could result in increased operating costs or our ability to operate at all; and
●	changes in greenhouse gas emissions regulations and standards could result in increased operating costs or our ability to operate at all.

For a more detailed discussion of such risks and other important factors that could cause actual results to differ materially from those in such forward-looking statements and forward-looking information, please see the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2024, under “Part I-Item 1A. Risk Factors”. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that these statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in the statements. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect our business, financial condition, cash flows, and/or future results. Except as required by law, we assume no obligation to publicly update any forward-looking statements and forward-looking information, whether as a result of new information, future events or otherwise.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description
99.1	Technical Report Summary for the Mt Todd Gold Project
99.2	Consent of GR Engineering Services Limited
99.3	Consent Mining Plus
99.4	Consent of Tetra Tech
99.5	Consent of Tierra Group
99.6	Consent of Deepak Malhotra, Ph.D., SME RM
99.7	Consent of WSP Australia Pty Limited
104	Cover Page Interactive Data File––the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VISTA GOLD CORP.
Dated: September 11, 2025	By: /s/ Frederick H. Earnest Frederick H. Earnest President and Chief Executive Officer